EXHIBIT 99.1

NEWS RELEASE

RANGE ANNOUNCES $254 MILLION CAPITAL BUDGET FOR 2005

FORT WORTH, TEXAS, January 11, 2005...RANGE RESOURCES CORPORATION (NYSE: RRC) announced today that a $254 million capital budget has been set for 2005. The budget, which excludes acquisitions, represents a 44% increase over 2004 expenditures. Roughly 60% of the increase relates to developing the properties acquired in 2004. The budget includes $212 million for drilling and recompletions, $30 million for land and seismic and $12 million for the expansion and enhancement of gathering systems and facilities. Of the drilling and recompletion capital, 85% is attributable to lower risk development and exploitation activities and 15% is attributable to higher risk exploration. Acquisitions, particularly those in proximity to existing properties, will continue to be pursued but are considered too unpredictable to be specifically budgeted. Based on the current futures prices and existing hedges, 2005 capital spending is projected to be funded with approximately 80% of internal cash flow. Excess cash flow may be used to fund acquisitions, increase capital expenditures, reduce debt or repurchase stock.

In 2005, the Company expects to drill 787 gross (586 net) wells and to undertake 75 gross (53 net) recompletions. Approximately 46% of the budget is attributable to the Appalachian region, with 43% allocated to the Southwest region, which includes the Permian Basin, the Midcontinent and East Texas. The remaining 11% is attributable to onshore Gulf Coast and the Gulf of Mexico.

Commenting, John H. Pinkerton, Range’s President, said, “Last year proved extremely rewarding for Range and its shareholders. While year-end engineering is not complete, the 2004 drilling program was clearly successful and our acquisition effort yielded extraordinary results. In total, we expect that reserves will nearly double to over 1.1 Tcfe. The increase in the 2005 capital budget reflects opportunities generated by last year’s drilling and acquisitions, an attractive project inventory and the Company’s enhanced financial strength. The 2005 budget reflects owning the Great Lakes and Pine Mountain assets for a full year for our own account. We have invested in a larger organization over the past several years to prudently manage the expanding capital programs being generated from our Company’s larger asset base and multi-year drilling inventory. We expect the 2005 drilling program will generate exceptional rates of return further increasing reserves and production. For 2005, we have set a year-over-year production growth target of 20%.”

RANGE RESOURCES CORPORATION is an independent oil and gas company operating in the Southwest, Gulf Coast and Appalachian regions of the United States.

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Contact:	Rodney Waller, Senior Vice President
Karen Giles
(817) 870-2601
www.rangeresources.com

Except for historical information, statements made in this release, including those relating to expected capital expenditures, acquisitions, production growth, reserve additions and rates of return are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.

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